EXHIBIT F-2


                          [Letterhead of Gary D. Benz]


                                December 2, 2005


Securities and Exchange Commission
100 F Street, N.E.
Washington, DC  20549

          Re:  FirstEnergy Corp., et al. - File No. 70-10322
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Ladies and Gentlemen:

     I have examined the Application or Declaration on Form U-1, as amended (the "Application"), under the Public Utility Holding Company Act of 1935, as amended (the "Act"), filed in the above-referenced proceeding by FirstEnergy Corp. ("FirstEnergy") and certain of its public-utility subsidiary companies named therein, of which this opinion is to be a part.

     The Application requests authorization for Ohio Edison Company ("Ohio Ed"), Pennsylvania Power Company ("Penn Power"), The Cleveland Electric Illuminating Company ("Cleveland Electric"), and The Toledo Edison Company ("Toledo Edison") (collectively, the "Utility Subsidiaries") to transfer their respective undivided interests in certain nuclear power plants and related assets and liabilities to FirstEnergy Nuclear Generation Corp. ("FE Nuclear"), a new subsidiary of FirstEnergy, for FE Nuclear to issue promissory notes to Penn Power, Cleveland Electric and Toledo Edison in consideration for such assets and to assume certain liabilities of the Utility Subsidiaries, and for FE Nuclear to engage in future financing transactions.

     I have also examined copies, signed, certified or otherwise proven to my satisfaction, of the governing documents of FirstEnergy, the Utility Subsidiaries and FE Nuclear and such other documents, instruments and agreements, and have made such further investigation as I have deemed necessary as a basis for this opinion.

     I am Associate General Counsel of FirstEnergy Corp. and have acted as such in connection with the filing of the Application. I am a member of the bars of the State of Ohio and Commonwealth of Pennsylvania and am not licensed to practice in any other jurisdiction.

     Based upon and subject to the foregoing, and assuming that the proposed transactions are carried out in accordance with the Commission's order in this proceeding, I am of the opinion that:


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          (a) all State laws applicable to the proposed transactions will have been complied with;

          (b) FE Nuclear is validly organized and existing under the laws of the State of Ohio; and the promissory notes to be issued to Penn Power, Cleveland Electric and Toledo Edison and short-term and long-term debt securities to be issued by FE Nuclear to third parties, all as described in the Application, will be valid and binding obligations of FE Nuclear;

          (c) FE Nuclear will legally acquire the nuclear power plant assets to be transferred by the Utility Subsidiaries and Penn Power, Cleveland Electric and Toledo Edison will legally acquire the promissory notes to be issued by FE Nuclear;

          (d) the proposed transactions will not violate the legal rights of the holders of any securities issued by FirstEnergy or any associate company.

     I hereby consent to the filing of this opinion as an exhibit to the Application. This opinion may not be relied upon by any other person for any other purpose, except that Thelen Reid & Priest LLP may rely on this opinion in rendering their opinion filed as Exhibit F-1 to the Application.


                                         Very truly yours,


                                         /s/ Gary D. Benz


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